Exhibit (d)(2)

Microsoft Corporation

October 9, 2003

[JPMorgan Letterhead]

October 9, 2003

STRICTLY CONFIDENTIAL

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Attention:	Mr. Brent Callinicos

    Corporate Vice President and Treasurer

Ladies and Gentlemen:

Pursuant to our recent discussions, we are pleased to confirm the arrangements under which J.P. Morgan Securities Inc. (“JPMorgan”) is exclusively engaged by Microsoft Corporation (collectively with its subsidiaries and affiliates, the “Company”) to act (a) as its financial advisor in connection with its structuring, analysis and consideration of various alternative potential Transactions (as defined in Section 3 below) to be undertaken by the Company and (b) as the counterparty in connection with any Transaction during the term of this agreement.

Section 1. Financial Advisory and Other Services. During the term of this agreement we will:

(a) together with the Company’s legal counsel and tax and accounting advisors, assist the Company in structuring, identifying and evaluating the relative merits and feasibility of one or more potential Transactions; and

(b) act as the exclusive counterparty in connection with the program (the “Stock Option Transfer Program”) contemplated by the Program Agreement dated as of October 9, 2003 between the Company and JPMorgan Chase Bank (the “Program Agreement”).

The Company and JPMorgan agree that the Standard Terms and Conditions attached hereto form an integral part of this agreement and are hereby incorporated herein by reference in their entirety.

Section 2. Compensation. The fees payable by the Company to JPMorgan for the financial advisory services described in Section 1(a) shall be as follows:

(a) upon distribution (whether by email or otherwise) by the Company to its employees of a disclosure document describing the terms and conditions of a Transaction to be entered into between the Company and JPMorgan, an engagement fee of $6,000,000 shall be payable to JPMorgan by the Company for the financial advisory services described in Section 1(a) above (it being understood and agreed that such fee shall be fully earned when paid and shall be non-refundable (whether or not any Transaction is consummated));

(b) upon consummation of a Transaction between the Company and JPMorgan during the term of this agreement, if more than 50% of the employee stock options eligible for sale or transfer pursuant to the terms and conditions of the Transaction are sold or transferred by employees of the Company, an execution fee of $4,000,000 (in addition to the engagement fee described in Section 2(a) above) shall be payable to JPMorgan by the Company for the financial advisory services described in Section 1(a) above (it being understood and agreed that such fee shall be fully earned when paid and shall be non-refundable); and

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Microsoft Corporation

October 9, 2003

(c) upon consummation of a Transaction between the Company and JPMorgan, if more than 75% of the employee stock options eligible for sale or transfer pursuant to the terms and conditions of the Transaction are sold or transferred by employees of the Company, an supplemental execution fee of $5,000,000 (in addition to the engagement fee described in Section 2(a) above and the execution fee described in Section 2(b) above) shall be payable to JPMorgan by the Company for the financial advisory services described in Section 1(a) above (it being understood and agreed that such fee shall be fully earned when paid and shall be non-refundable).

Section 3. Other Assignments. In the event that the Company, within two years of the date hereof, determines to enter into (a) any hedging or equity derivative transaction pursuant to which Company employee stock options are sold or transferred by employees of the Company and purchased by a third party, (b) any hedging or equity derivative transaction pursuant to which Company employee stock options are sold or transferred by employees of the Company, purchased by the Company and subsequently resold or transferred (with or without amendment) by the Company to a third party or (c) any transaction that is economically substantially equivalent to the transactions described in the foregoing clause (a) or (b), (each transaction described in clauses (a), (b) and (c), a “Transaction”), the Company shall offer JPMorgan the right to act as exclusive structuring advisor and arranger and exclusive counterparty in connection with any such Transaction; provided that each party agrees to negotiate such terms in good faith; provided further that if the Stock Option Transfer Program closes and the Participating Options (as such term is defined in the Program Agreement) are transferred to, and paid for by, JPMorgan Chase Bank thereby becoming JPMorgan Options (as such term is defined in the Program Agreement), the agreements set forth in this Section 3 shall expire as of the Closing Date (as such term is defined in the Program Agreement) with respect to all future Transactions other than Transactions in foreign countries where the Stock Option Transfer Program was not made available to employees of Microsoft in such foreign countries. If JPMorgan agrees to act in any such capacity, the Company and JPMorgan will enter into the appropriate form of agreement relating to such hedging or equity derivative transaction involved and containing customary terms and conditions acceptable to the Company and JPMorgan, including provisions relating to the scope of JPMorgan’s services, JPMorgan’s compensation and an indemnification of JPMorgan. The Company acknowledges that the foregoing is neither an express nor implied commitment by JPMorgan to act in any such capacity or to purchase securities, or to provide or be responsible to provide any financing or other financial advisory services, which commitment shall only be set forth in a separate written agreement in customary form for the type of services being provided.

Section 4. Expenses and Payments. (a) All amounts payable under this agreement (including the Standard Terms and Conditions) shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments.

(b) Each of the parties hereto agrees and acknowledges that it shall be responsible for fees and expenses of its own counsel and other professional advisors and its own travel costs, document production expenses and other similar expenses.

Section 5. Term. This agreement will be effective as of the date hereof (the “Effective Date”) and, except as set forth in Section 3, will expire on the date eighteen months after the Effective Date. Our services hereunder may be earlier terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us; provided that the provisions of Sections 2, 3 and 4 hereof and Sections 2 and 4 of the Standard Terms and Conditions shall survive any termination or expiration of this agreement.

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Microsoft Corporation

October 9, 2003

If the terms of our engagement as set forth in this agreement (including the attached Standard Terms and Conditions) are satisfactory, kindly sign the enclosed copy of this letter and return it to the undersigned. We look forward to working with the Company on this assignment.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ PETER E. ENGEL
Name: Peter E. Engel
Title: Managing Director

Microsoft Corporation

October 9, 2003

Accepted and Agreed As Of The Date First Written Above:

MICROSOFT CORPORATION

By:	/s/ BRENT CALLINICOS
Name: Brent Callinicos
Title: Corporate Vice President & Treasurer

Enclosure

Microsoft Corporation

October 9, 2003

STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter dated October 9, 2003 between Microsoft Corporation and JPMorgan to which these terms are attached (the “Engagement Letter”). Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter and any references herein to the “Agreement” shall mean the Engagement Letter together with these Standard Terms and Conditions.

Section 1. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

(a) The Company understands that JPMorgan is acting solely as a financial advisor, is acting as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that JPMorgan’s role in any due diligence will be limited solely to performing such review as it shall deem necessary to support its own advice, analysis and any role it may play as underwriter of securities and shall not be on behalf of the Company.

(b) The Company agrees to provide to JPMorgan all information reasonably requested by JPMorgan for the purpose of its engagement under the Agreement and also to provide access to employees and directors of the Company as may be reasonably requested. JPMorgan shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or any other party to any Transaction or otherwise reviewed by JPMorgan, and JPMorgan shall not assume any responsibility or have any liability therefor. JPMorgan has no obligation to conduct any appraisal of any assets or liabilities.

(c) In order to enable JPMorgan to bring relevant expertise to bear on its engagement under the Agreement from its global affiliates, the Company agrees that JPMorgan may share information obtained from the Company hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates, and that any JPMorgan affiliates performing services hereunder shall be entitled to the benefits and subject to the terms of the Agreement. The Company agrees that, following closing of any Transaction, JPMorgan may, at its option and expense, place an advertisement or announcement in such newspapers and periodicals as it may determine describing JPMorgan’s role as financial advisor to the Company, provided that the Company shall have the right to review and pre-approve any such advertisement or announcement (such pre-approval not to be unreasonably withheld). The Company agrees that any prepared public statement or press release it may issue announcing any Transaction will contain, subject to applicable law, a reference to JPMorgan’s role as financial advisor to the Company in connection with such Transaction, and that JPMorgan shall have the right to review and pre-approve any reference to it or its role as financial advisor under the Agreement in any such prepared public statement or press release made by the Company (such pre-approval not to be unreasonably withheld). The Company further agrees that JPMorgan shall be identified as the Sole Bookrunner, Global Coordinator and Structuring Agent in the S-3 Shelf Registration Statement filed by the Company and covering the sale of Company common stock by JPMorgan to hedge its exposure to ownership of any employee stock options purchased by JPMorgan pursuant to the terms and conditions of a Transaction between JPMorgan and the Company.

(d) JPMorgan’s financial advice is intended solely for the benefit and use of the Board of Directors and management of the Company in considering the matters to which the Engagement Letter relates, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of the Company or any other person, and may not be used or relied upon for any other purpose.

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Microsoft Corporation

October 9, 2003

Section 2. Other Business Relationships.

(a) You understand that JPMorgan and its affiliates (collectively, “Morgan”) comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals. In the ordinary course of our trading, brokerage, asset management, and financing activities, Morgan may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company that may be involved in any Transaction. Morgan recognizes its responsibility for compliance with the terms of the Confidentiality Agreements and the federal securities laws in connection with such activities.

(b) In addition, Morgan may have and may in the future have investment and commercial banking, trust and other relationships with parties other than the Company, which parties may have interests with respect to the Company or a Transaction. Although Morgan in the course of such other relationships may acquire information about any Transaction or such other parties, Morgan shall have no obligation to disclose such information, or the fact that Morgan is in possession of such information, to the Company or to use such information on the Company’s behalf. Furthermore Morgan may have fiduciary or other relationships whereby Morgan may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests with respect to a Transaction. The Company acknowledges that Morgan may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder; provided that Morgan complies with the provisions of the Confidentiality Agreements.

(c) Specifically, the Company acknowledges its understanding that certain of JPMorgan’s affiliates engaged in the venture capital business, or portfolio companies in which they have investments (such affiliates and portfolio companies, collectively, the “Morgan Purchaser”) may be potential parties to a Transaction. The Company acknowledges its understanding that the interests of the Morgan Purchaser may differ from those of the Company with respect to the timing, pricing and terms and conditions of any Transaction and otherwise, and the Company expressly waives any conflicts of interest which may result from JPMorgan’s multiple roles as advisor to the Company hereunder and as an affiliate of the Morgan Purchaser. In addition, the Company acknowledges its understanding that no advice or recommendation rendered by JPMorgan hereunder shall be deemed a representation that the Morgan Purchaser would agree to participate in a Transaction structured in accordance with such advice.

Section 3. Miscellaneous. The Agreement may not be assigned by the Company or JPMorgan without the prior written consent of the other. The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles. Each of the parties hereto agree 1) that the Agreement involves at least $100,000 and 2) that the Agreement has been entered into by the parties hereto in express reliance upon 6 Del.C. §2708. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Agreement shall be brought in a federal court located in the State of Delaware or a Delaware state court. Each of the parties hereby consents to exclusive personal jurisdiction in any such action, suit or proceeding brought in any such state or federal court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. JPMorgan and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to JPMorgan’s engagement as financial advisor under the Agreement or its role in connection herewith.

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